Exhibit 2.2

ACQUISITION AGREEMENT

ACTUATE CORPORATION

- and -

XENOS GROUP INC.

December 8, 2009

TABLE OF CONTENTS

	ARTICLE 1 INTERPRETATION

1.1	Definitions	1
1.2	Construction	5
1.3	Currency	6
1.4	Knowledge	6
1.5	Schedules	6

	ARTICLE 2 OFFER

2.1	Offer	6
2.2	Board Approval and Company Support for the Offer	8
2.3	Options	9
2.4	Change of Board	9
2.5	Compulsory Acquisition/Subsequent Acquisition Transaction	10
2.6	Offer by Subsidiary	10

	ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

3.1	Representations and Warranties	10
3.2	Investigation	10
3.3	Survival of Representations and Warranties	10

	ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Representations and Warranties	10
4.2	Investigation	10
4.3	Survival of Representations and Warranties	11

	ARTICLE 5 CONDUCT OF BUSINESS

5.1	Conduct of Business by the Company	11

	ARTICLE 6 COVENANTS RELATING TO ACQUISITION PROPOSALS

6.1	Non-Solicitation	12
6.2	Notification of Acquisition Proposals	13
6.3	Responding to Acquisition Proposals and Superior Proposals	13

	ARTICLE 7 COVENANTS RELATING TO REGULATORY APPROVALS

7.1	Regulatory Filings and Approvals	15
7.2	Cooperation Regarding Regulatory Filings and Approvals	15

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	ARTICLE 8 OTHER COVENANTS

8.1	Transaction Structuring	15
8.2	Further Assurances	16
8.3	Notification of Certain Matters	16
8.4	Access	17
8.5	Shareholder Claims	17
8.6	Public Statements	17
8.7	Insurance and Indemnification	17
8.8	Third Party Consents; Termination of Credit Facility	18

	ARTICLE 9 TERMINATION

9.1	Termination	18
9.2	Termination Payment	19
9.3	Effect of Termination	20
9.4	Remedies	20

	ARTICLE 10 GENERAL PROVISIONS

10.1	Amendment	21
10.2	Waiver	21
10.3	Expenses; Advisors	21
10.4	Notices	21
10.5	Severability	22
10.6	Entire Agreement	23
10.7	Assignment	23
10.8	Governing Law	23
10.9	Contra Proferentum	23
10.10	No Third Party Beneficiaries	23
10.11	Time of Essence	23
10.12	Counterparts	23

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ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 8th day of December, 2009.

BETWEEN:

ACTUATE CORPORATION,

a corporation existing under the laws of Delaware,

(hereinafter referred to as the “Offeror”),

- and -

XENOS GROUP INC.,

a corporation existing under the laws of Ontario,

(hereinafter referred to as the “Company”)

WHEREAS the Offeror desires to acquire all of the common shares of the Company and is prepared to make an offer to acquire such common shares;

AND WHEREAS the Board of the Company has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Company and the holders of the Company’s common shares for the Company to enter into this Agreement;

AND WHEREAS contemporaneously herewith, the Offeror has entered into lock-up agreements with holders of approximately 48% in aggregate of the outstanding common shares of the Company (the “Lock-up Agreements”), pursuant to which, among other things, such shareholders have agreed to tender to the Offer (as defined in Section 2.1) all of the common shares of the Company held by them, on the terms and subject to the conditions set forth in such agreements;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations shall have the corresponding meanings:

“Acquisition Proposal” means:

(a)	any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization, reorganization, liquidation, dissolution or winding-up in respect of the Company or any Material Subsidiary;

(b)	any sale of assets (or any lease, long-term supply arrangement, licence or other arrangement having the same economic effect as a sale) of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues or earnings of the Company or 20% or more of the book value of the consolidated assets as shown on the most recent balance sheet filed by the Company on SEDAR;

(c)	any sale or issuance of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) in the Company or any of its Material Subsidiaries representing 20% or more of the issued and outstanding equity or voting interests of the Company or such Material Subsidiary;

(d)	any arrangement whereby effective operating control of the Company or any Company Subsidiary is granted to another party;

(e)	any similar transaction or series of transactions involving the Company or any of the Company Subsidiaries; and

(f)	any proposal, offer or public announcement of an intention to do any of the foregoing;

“Affiliate” means an “affiliate” within the meaning of Part XX of the Securities Act (Ontario);

“this Agreement” means this acquisition agreement entered into by the Company and the Offeror;

“Applicable Securities Laws” means the Securities Act (Ontario) and the regulations thereunder and all other applicable Canadian and United States securities Laws;

“Authorization” means any authorization, order, permit, approval, grant, licence, lease, concession, registration, exemption, waiver, consent, right (including water rights), notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, resolution, by-law, rule or regulation, whether or not having the force of Law;

“Board” means the board of directors of the Company;

“Board Approval” has the meaning set out in Section 2.2(a)(ii);

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for the conduct of business;

“Canadian GAAP” means Canadian generally accepted accounting principles or interpretations thereof;

“Company” means Xenos Group Inc.;

“Company Benefit Plans” means any pension or retirement income plans (other than a Pension Plan) or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Company or any of the Company Subsidiaries;

“Company Public Documents” means all documents filed by the Company under Applicable Securities Laws since January 1, 2008;

“Company Share” means a common share of the Company;

“Company Subsidiary” means a subsidiary of the Company;

“Compulsory Acquisition” has the meaning set out in Section 2.5;

“Confidentiality Agreement” means the mutual non-disclosure agreement dated August 27, 2009 between the Company and the Offeror;

“Directors’ Circular” has the meaning set out in Section 2.2(b);

“Disclosure Letter” means the disclosure letter delivered by the Company to the Offeror contemporaneously with the execution and delivery of this Agreement;

“Effective Time” means the time of the appointment or election to the Board of persons designated by the Offeror who represent a majority of the directors of the Company;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Expiry Time” has the meaning set out in Section 2.1(e);

“Fairness Opinion” has the meaning set out in Section 2.2(a)(i);

“fully-diluted basis” means, with respect to the number of outstanding Company Shares at any time, the number of Company Shares that would be outstanding if all rights to acquire Company Shares were exercised, but including, for the purposes of this calculation, all Company Shares issuable upon the exercise of Options, whether vested or unvested;

“Latest Mailing Time” has the meaning set out in Section 2.1(c);

“Laws” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

“Lock-up Agreements” has the meaning set out in the recitals; “Match Period” has the meaning set out in Section 6.3(b)(iv);

“Material Adverse Effect” means, in respect of a person, any effect that is, or could, individually or together with any other effect, reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), operations, results of operations or prospects of such person and its subsidiaries, taken as a whole, other than any effect:

(a)	relating to the Canadian economy, political conditions or securities markets in general;

(b)	affecting the software industry in general;

(c)	relating to a change in the market trading price of shares of that person:

(i)	related to this Agreement and the Offer or the announcement thereof, or

(ii)	that does not result from a change, effect, event or occurrence that is itself a Material Adverse Effect;

(d)	relating to any generally applicable change in applicable Laws (other than orders, judgments or decrees against such person, any of its subsidiaries) or in Canadian GAAP;

provided, however, that the effect referred to in clause (a), (b) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) such person and its subsidiaries, taken as a whole, or disproportionately adversely affect such person and its subsidiaries taken as a whole, compared to other companies of similar size operating in the industry in which such person and its subsidiaries operate;

“Material Contract” has the meaning set out in Schedule C;

“Material Subsidiary” means Xenos Inc., Rush Creek Software Corporation, Geneva Digital Limited and Xenos Europe Limited;

“Minimum Tender Condition” has the meaning set out in Schedule A;

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;

“Offer” has the meaning set out in Section 2.1(a);

“Offer Circular” has the meaning set out in Section 2.1(b);

“Offer Documents” has the meaning set out in Section 2.1(b);

“Offeror” means Actuate Corporation;

“Option Plan” means the 2000 Amended Stock Option Plan of the Company dated March 29, 2000;

“Options” means the options issued pursuant to the Option Plan; “Outside Date” has the meaning set out in Section 9.1(e);

“party” means a party to this Agreement;

“Pension Plan” means (i) a “pension plan” or “plan” which is subject to the Income Tax Act (Canada) and any applicable pension benefits standards legislation in any jurisdiction of Canada which is applicable to the employees of the Company or any Company Subsidiary resident in Canada, and (ii) any foreign pension benefits plan or similar arrangement applicable to any employee of the Company or any Company Subsidiary;

“person” means an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

“Regulatory Authority” means:

(a)	any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including the Toronto Stock Exchange;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Representative” means, in respect of a person, its subsidiaries and its Affiliates and its and their directors, officers, employees, agents and representative (including any financial, legal or other advisors);

“Securities Act” means the Securities Act (Ontario);

“Shareholders” means holders of the Company Shares;

“Subsequent Acquisition Transaction” has the meaning set out in Section 2.5;

“subsidiary” means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such person and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means a bona fide Acquisition Proposal that:

(a)	is made in writing after the date hereof;

(b)	did not result from the breach of Article 5 by the Company or its Representatives;

(c)	is made for not less than 66 2/3% of the consolidated assets of the Company by book value as shown on the most recent balance sheet filed by the Company on SEDAR or not less than all of the Company Shares (provided that such Acquisition Proposal may have a minimum tender condition that is less than 100%);

(d)	in the good faith determination of the Board, after consultation with its outside legal and financial advisors:

(i)	would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Shareholders from a financial point of view than the Offer (including any amendment to the Offer offered by the Offeror pursuant to Section 6.3(c));

(ii)	is not subject to a due diligence condition;

(iii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; and

(iv)	in respect of which the person making such Acquisition Proposal has provided confirmation that it has secured sufficient financing to complete the transaction contemplated by such Acquisition Proposal, subject to customary conditions.

“Superior Proposal Notice” has the meaning set out in Section 6.3(b)(iii);

“Tax Act” means the Income Tax Act (Canada);

“Tax Return” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by law in respect of Taxes;

“Termination Payment” has the meaning set out in Section 9.2(a); and

“Termination Payment Event” has the meaning set out in Section 9.2(a).

1.2	Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)	references to a “Section” or a “Schedule” are references to a Section of or Schedule to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	if the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f)	a period of Business Days is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period if the period is a Business Day or at 4:30 p.m. on the next Business Day if the last day of the period does not fall on a Business Day;

(g)	the terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(h)	references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislation provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;

(i)	references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time; and

(j)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.3	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4	Knowledge

References to the “knowledge of the Company” means the actual knowledge, after due inquiry, of the directors and senior officers of the Company. References to the “knowledge of the Offeror” means the actual knowledge, after due inquiry, of the directors and senior officers of the Offeror.

1.5	Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
A	Conditions of the Offer
B	Representations and Warranties of the Offeror
C	Representations and Warranties of the Company

ARTICLE 2

OFFER

2.1	Offer

(a) Subject to the terms and conditions herein, the Offeror shall make an offer to purchase all of the outstanding Company Shares (the “Offer”). The consideration offered under the Offer shall be $3.50 in cash per Company Share and the Offer shall be otherwise subject to the terms and conditions set out herein and in Schedule A. The term “Offer” shall include any amendments to, or extension of, such Offer, made in accordance with this Agreement.

(b) The Offeror shall prepare the Offer and accompanying take-over bid circular (together, the “Offer Circular”), related letter(s) of transmittal, notice(s) of guaranteed delivery and other ancillary offer documents (collectively, the “Offer Documents”) in accordance with applicable Laws (including in the French language if required by applicable Laws). The Offeror shall not be required to make the Offer in any jurisdiction where it would be illegal to do so.

(c) The Offeror shall mail the Offer Documents in accordance with applicable Laws to each registered Shareholder and to each other person required by applicable Laws as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on January 4, 2010, (such time on such date, subject to extension in accordance with the following sentences, being referred to herein as the “Latest Mailing Time”). If the mailing of the Offer Circular is delayed by reason of (i) an injunction or order made by a Regulatory Authority or (ii) the failure of the Company to provide the Offeror with the Directors’ Circular in accordance with Section 2.2(b) or the shareholders lists referred to in Section 2.2(c), then provided that such injunction or order is being contested or appealed, if applicable, the Latest Mailing Time shall be extended for a period ending on the earlier of January 20, 2010 and the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent, approval, Directors’ Circular or shareholders list is obtained, as applicable. The Offeror shall file the Offer Circular with applicable Regulatory Authorities within the time and in the manner required by applicable Laws.

(d) Prior to the printing of the Offer Documents and during the course of their preparation, the Offeror shall provide the Company and its counsel with an opportunity to review and comment on them, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably. The Company shall provide to the Offeror for inclusion in the Offer Circular such information regarding the Company as is required by applicable Laws to be included in the Offer Circular. The Company represents, warrants and covenants that any information it provides to the Offeror for inclusion in the Offer Circular will be accurate and complete in all material respects as of the relevant date of such information and will not contain any Misrepresentation.

(e) The Offer shall be made in accordance with applicable Laws and shall expire not earlier than 8:00 p.m. (Toronto time) on the 36th day after the date that the Offer is first commenced within the meaning of the Securities Act (such expiry time on such date, as the same may be extended in accordance with the following sentence, is referred to herein as the “Expiry Time”). The Offeror may extend the Expiry Time (i) in order to contest or appeal any injunction or order made by a Regulatory Authority against the take-up and/or payment for the Company Shares tendered to the Offer or to seek any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for the Company Shares tendered to the Offer, by an aggregate maximum of 25 days, (ii) after having taken up all of the Company Shares tendered to the Offer, in order to permit other Shareholders to tender their Company Shares to the Offer, and (iii) if any conditions to the Offer set out in Schedule A hereto are not satisfied at the time at which the Offer would otherwise expire in accordance with its terms, provided that the Expiry Time shall not be extended beyond the Outside Date. The Offeror shall not terminate or withdraw the Offer prior to any scheduled Expiry Time without the prior written consent of the Company, except if this Agreement is terminated in accordance with its terms.

(f) The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, provided that the Offeror shall not, without the prior consent of the Company: (i) increase the Minimum Tender Condition or impose additional conditions to the Offer; (ii) decrease the consideration per Company Share; (iii) decrease the number of Company Shares in respect of which the Offer is made; (iv) change the amount or form of consideration payable under the Offer (other than to increase the total consideration per Company Share and/or add additional consideration); or (v) otherwise vary the Offer or any terms or conditions thereof (other than a waiver of a condition) in a manner that is materially adverse to the Shareholders.

(g) The Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. Provided all of the conditions to the Offer set out in Schedule A hereto shall have been satisfied or waived by the Offeror (where permitted hereby), the Offeror shall take up and pay for all of the Company Shares tendered under the Offer as soon as reasonably practicable and in any event no later than three Business Days following the time at which it becomes entitled to take up such Company Shares under the Offer pursuant to applicable Laws.

(h) The obligation of the Offeror to make the Offer and to mail the Offer Documents is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion without prejudice to any other right it may have under this Agreement and which conditions shall be deemed to have been waived by the making of the Offer:

(i)	this Agreement shall not have been terminated pursuant to Section 9.1;

(ii)	the Lock-Up Agreements shall be in full force and effect and no party thereto shall be in material default of any covenant or obligation contained therein and no representation or warranty made therein shall be untrue or incorrect in any material respect at the time of the making of the Offer;

(iii)	no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A to be satisfied;

(iv)	the Board shall not have withdrawn the Board Approval, changed, modified or qualified the Board Approval in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Offer inconsistent with the Board Approval;

(v)	the Board shall have caused to be prepared and approved in final form, printed for distribution to Shareholders and delivered to the depositary under the Offer for mailing with the Offer Documents sufficient copies of, the Directors’ Circular in accordance with Section 2.2;

(vi)	assurances satisfactory to the Offeror, acting reasonably, shall have been received by the Offeror that all waivers, rulings or orders necessary for the making of the Offer or to mail to the Shareholders the Circular have been or will be obtained from all applicable Regulatory Authorities; provided such condition shall be waived by the Offeror if the Offeror has failed to use its commercially reasonable efforts to obtain such assurances;

(vii)	no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up or paying for Company Shares deposited under the Offer; and

(viii)	no Material Adverse Effect in respect of the Company shall have occurred.

2.2	Board Approval and Company Support for the Offer

(a) The Company represents and warrants to and in favour of the Offeror, and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement and making the Offer, that, as of the date hereof;

(i)	Fraser Mackenzie Limited has delivered an oral opinion to the Board to the effect that the consideration to be received under the Offer is fair from a financial point of view to the Shareholders (such opinion, including such opinion as it may be reduced to writing, the “Fairness Opinion”);

(ii)	the Board, after consultation with its financial and legal advisors has unanimously determined that the Offer is in the best interests of the Company and the Shareholders, and accordingly has approved the entering into of this Agreement and the making of a recommendation that Shareholders accept the Offer (collectively, the “Board Approval”); and

(iii)	each of the Company’s directors has indicated that he currently intends to tender all of the Company Shares he holds to the Offer.

(b) The Company shall prepare, and make available for mailing contemporaneously with the Offer Documents by the Offeror, a directors’ circular (the “Directors’ Circular”), in accordance with applicable Laws (including in the French language if required by applicable Laws), that contains the recommendation of the Board that Shareholders accept the Offer, reflects the Board Approval and includes a written copy of the Fairness Opinion. The Company shall file the Directors’ Circular with applicable Regulatory Authorities within the time and in the manner required by applicable Laws.

(c) Prior to the printing of the Directors’ Circular and during the course of its preparation, the Company shall provide the Offeror and its counsel with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. The Offeror shall provide to the Company for inclusion in the Directors’ Circular such information regarding the Offeror as is required by applicable Laws to be included in the Directors’ Circular. The Offeror represents, warrants and covenants that any information it provides to the Company for inclusion in the Directors’ Circular will be accurate and complete in all material respects as of the relevant date of such information and will not contain any Misrepresentation.

(d) The Company shall provide the Offeror as soon as is reasonably practicable following the date of this Agreement: (i) a list of the registered holders of Company Shares, a list of participants in book-based nominee registrants, such as CDS & Co., CEDE & Co. and DTC, and a list of any non-objecting beneficial Shareholders, as may be made available to the Company upon request, together with their addresses and respective holdings of Company Shares; and (ii) the names, addresses and holdings of all persons holding Options or having rights to acquire Company Shares and the details of such rights. The Company shall from time to time furnish the Offeror with the information in this Section 2.2(d) as of a more recent date as the Offeror may reasonably request and provide such other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to Shareholders.

(e) Subject to the provisions of Section 6.3 and except as permitted under this Agreement, the Company shall take all commercially reasonable actions to support the Offer and ensure the success of the Offer.

2.3	Options

(a) Subject to receipt of any necessary stock exchange approvals, the Company shall take all such steps as may be necessary or desirable to permit holders of all Options to:

(i)	exercise all of their Options on an accelerated basis, whether or not exercisable or vested in accordance with their terms;

(ii)	exercise all of their Options conditional upon the Offeror taking up Company Shares under the Offer; and/or

(iii)	in lieu of exercising Options under Section 2.3(a)(ii), require the Company to pay to the holder of an Option, in respect of each Company Share under Option, the amount by which the purchase price per Company Share under the Offer exceeds the exercise price per Company Share under such Option, in consideration for the termination of such Option (subject to any required withholding tax remittances), and upon such surrender, such Option will be cancelled and will cease to represent a right to receive Company Shares, unless such payment is not made.

(b) The Offeror shall make tendering arrangements under the Offer to facilitate the conditional exercise of the Options contemplated by Section 2.3(a) and tender of the Company Shares to be issued as a result of such conditional exercise (including providing for the ability of Optionholders to tender their Options or to tender Company Shares on the basis of guaranteed deliveries). All Company Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer and shall be deemed to have been exercised concurrently with the take-up of Company Shares, provided that the holders of such Options indicate that the Company Shares so conditionally issued are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Company Shares.

(c) The Company shall cause all outstanding Options to be exercised or, if not exercised, terminated upon or prior to the Offeror taking up Company Shares under the Offer constituting more than 66 2/3% of the outstanding Company Shares, which termination may be conditional on the take-up of the Company Shares under the Offer.

(d) Prior to the Effective Time, the Company shall take all actions necessary (including any necessary determinations and/or resolutions of the Board or a committee thereof and any necessary amendments) to effectuate the provisions of this Section 2.3. The Company shall cooperate with the Offeror prior to the Effective Time in connection with the implementation of employee incentive arrangements by the Offeror, including facilitating the exchange of unvested Options for other incentive arrangements agreed to by the Offeror and one or more holders of unvested Options if so requested in writing by the Offeror and by such holders.

2.4	Change of Board

Promptly upon the take up and payment by the Offeror of such number of Company Shares as represents at least a two-thirds majority of the then outstanding Company Shares on a fully-diluted basis and from time to time thereafter, the Offeror shall be entitled to designate such number of members of the Board, and any committees thereof, as is proportionate to the percentage of the outstanding Company Shares owned by the Offeror, and the Company shall not frustrate the Offeror’s attempts to do so. The Company agrees to cooperate with the Offeror, subject to applicable Laws, to enable the Offeror’s designees to be elected or appointed to the Board and to constitute a majority of the Board, including at the request of the Offeror by its reasonable efforts to increase the size of the Board and/or secure the resignations of such number of directors as is necessary for the Offeror’s designees to be elected or appointed to the Board.

2.5	Compulsory Acquisition/Subsequent Acquisition Transaction

If the Offeror takes up and pays for Company Shares under the Offer, the Offeror shall use commercially reasonable efforts to, as soon as practicable, acquire all the Company Shares that were not acquired by the Offeror under the Offer pursuant to section 188 of the OBCA (a “Compulsory Acquisition”), if available, or pursuant to an amalgamation, arrangement, recapitalization or other similar transaction providing for the consideration per Company Share that is at least equal in value to and is in the same form as the consideration per Company Share offered under the Offer (a “Subsequent Acquisition Transaction”). The Company shall take all commercially reasonable measures to assist the Offeror in connection with any Subsequent Acquisition Transaction.

2.6	Offer by Subsidiary

The Offeror may satisfy its obligations hereunder in respect of the making and conduct of the Offer and the acquisition of Company Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction by causing a direct or indirect wholly-owned subsidiary of the Offeror to make the Offer and acquire Company Shares pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction in accordance with this Agreement, provided that the Offeror shall remain responsible hereunder for all of such obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

3.1	Representations and Warranties

The Offeror hereby makes to the Company the representations and warranties set out in Schedule B and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

3.2	Investigation

Any investigation by the Company and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Offeror pursuant to this Agreement.

3.3	Survival of Representations and Warranties

The representations and warranties of the Offeror contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished at the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Representations and Warranties

The Company hereby makes to the Offeror the representations and warranties set out in Schedule C to this Agreement, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement and making the Offer.

4.2	Investigation

Any investigation by the Offeror or its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

4.3	Survival of Representations and Warranties

The representations and warranties of the Offeror contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished at the Effective Time.

ARTICLE 5

CONDUCT OF BUSINESS

5.1	Conduct of Business by the Company

The Company agrees that, prior to the Effective Time or termination of this Agreement, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement (including Section 6.3) or the Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to:

(a)	conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization and goodwill, keep available the services of its officers and employees as a group and preserve the current relationships with suppliers, distributors, employees, customers and others having business relationships with it;

(b)	not take any action or enter into any transaction that would preclude the Offeror from obtaining the addition to the tax cost determined under paragraph 88(l)(d) of the Income Tax Act (Canada) in respect of any non-depreciable capital property held by the Company or any of its Subsidiaries;

(c)	not amend its articles or by-laws (or similar organizational documents) or the terms of its outstanding securities;

(d)	not amalgamate or merge with any other person or adopt or enter into a plan of liquidation or dissolution;

(e)	not split, consolidate or reclassify any of its shares nor undertake any other capital reorganization;

(f)	not declare, set aside or pay any dividends on, reduce capital or make any other distributions on or in respect of shares (other than dividends declared and paid by the Company in accordance with the Company’s current dividend policy in effect as of the date hereof or distributions by a Company Subsidiary to the Company or a wholly-owned subsidiary of the Company);

(g)	not issue any securities or any options, warrants or other rights to acquire securities, or redeem or purchase any of its outstanding securities, other than the issuance of Company Shares upon the exercise of currently outstanding Options in accordance with their terms;

(h)	not acquire any business or assets or sell, lease, encumber or otherwise dispose of any business or assets, which, in each case, are individually or in the aggregate material;

(i)	not enter into any joint venture or similar agreement, arrangement or relationship;

(j)	not incur or commit to capital expenditures in excess of $100,000;

(k)	not incur or commit to incur any indebtedness for borrowed money;

(1)	not guarantee, endorse or otherwise become responsible for any material liability, obligation or indemnity or the obligations of any other person, or make any loans or advances except to wholly-owned subsidiaries or in the ordinary course of business consistent with past practice;

(m)	not enter into any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments except in the ordinary course of business consistent with past practice;

(n)	not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(o)	not waive, release or relinquish any material contractual right, material right under any licence or permit or other material legal rights or claims, other than in the ordinary course of business consistent with past practice;

(p)	not amend or modify in any material respect any material contract, licence or permit, other than in the ordinary course of business consistent with past practice;

(q)	not abandon or fail to diligently pursue any application for any material licences, permits, authorizations or registrations;

(r)	not enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension or other benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation to, or make any loan to, any of its employees, directors or officers, other than with respect to employees in the ordinary course of business or as required pursuant to employment, pension, supplemental pension, termination or compensation arrangements or policies existing as of the date hereof;

(s)	not make any changes to the Company’s existing accounting policies other than as required by applicable Laws, a Regulatory Authority or Canadian GAAP;

(t)	use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in foil force and effect; and

(u)	not announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

ARTICLE 6

COVENANTS RELATING TO ACQUISITION PROPOSALS

6.1	Non-Solicitation

(a) Except as otherwise provided in this Agreement (including Section 6.3), the Company shall not, directly or indirectly through any Representative of the Company:

(i)	solicit, assist, initiate, encourage or facilitate (including by way of discussion, negotiation, furnishing information, permitting any visit to any facilities or properties of the Company or any Company Subsidiary, or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers regarding or that may reasonably be expected to lead to any Acquisition Proposal;

(ii)	engage or participate in any discussions or negotiations regarding, or provide any confidential information with respect to or otherwise cooperate with any person (other than the Offeror and its Representatives) regarding any Acquisition Proposal or potential Acquisition Proposal;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Offeror, the approval or recommendation of this Agreement or the Offer by the Board;

(iv)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal; or

(vi)	release any person from or waive or otherwise forbear in the enforcement of any confidentiality or standstill agreement with such person that would facilitate the making or implementation of any Acquisition Proposal.

(b) The Company shall immediately cease and cause to be terminated any existing solicitation, discussion, negotiation or any other activity with any person (other than the Offeror or any of its Representatives) by the Company or any of its Representatives with respect to any Acquisition Proposal or any potential Acquisition Proposal. The Company shall immediately cease to provide any person (other than the Offeror or any of its Representatives) with access to information concerning the Company or the Company Subsidiaries in respect of any Acquisition Proposal or any potential Acquisition Proposal, and request the return or destruction of all confidential information provided to any person (other than the Offeror or any of its Representatives) that has entered into a confidentiality agreement with the Company within two years of the date of this Agreement relating to any Acquisition Proposal or potential Acquisition Proposal to the extent provided for in such confidentiality agreement and shall use all commercially reasonable efforts to ensure that such requests are honoured.

(c) The Company shall ensure that its Representatives are aware of the prohibitions in this Section 6.1 and the Company acknowledges that it is directly liable for any breach of Section 6.1 by its Representatives.

6.2	Notification of Acquisition Proposals

The Company shall promptly (and in any event within 24 hours) notify the Offeror, at first orally and then in writing, of any proposal, inquiry, offer or request received by the Company or its Representatives after the date hereof: that would reasonably be expected to lead to an Acquisition Proposal or potential Acquisition Proposal; for discussions or negotiations in respect of an Acquisition Proposal or potential Acquisition Proposal; for non-public information relating to the Company or any Company Subsidiary; or any material amendments to the foregoing. Such notice shall include the identity of the person making such proposal, inquiry, offer or request, a description of the terms and conditions of such proposal, inquiry, offer or request, and all written communications with such person, and shall include copies of any such proposal, inquiry, offer or request (or any amendment to any of the foregoing) and such other details of the proposal, inquiry, offer or request as the Offeror may reasonably request. The Company shall keep the Offeror promptly and fully informed of the status, including any change to the material terms, of such proposal, inquiry, offer or request and shall respond promptly to all inquiries by the Offeror with respect thereto.

6.3	Responding to Acquisition Proposals and Superior Proposals

(a) Notwithstanding Section 6.1 (a) or any other provision of this Agreement, following the receipt by the Company of a written Acquisition Proposal made after the date hereof (that was not solicited after the date hereof in contravention of Section 6.1 (a)) of this Agreement or Section 2.1(f) of any Lock-Up Agreement, the Company and its Representatives may:

(i)	contact the person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or is reasonably likely to lead to a Superior Proposal; and

(ii)	if the Board determines, after consultation with its outside legal and financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (notwithstanding that such Acquisition Proposal may be subject to a due diligence condition and/or a financing condition at such time) and that the failure to take the relevant action would be a breach of its fiduciary duties:

(A)	furnish information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal and its Representatives only if such person has entered into a confidentiality agreement that contains provisions that are not less favourable to the Company than those contained in the Confidentiality Agreement and which also includes a standstill covenant that prohibits such person, for a period of at least 12 months, from acquiring, or offering to acquire, any Company Shares without the consent of the Company, provided that the Company sends a copy of such confidentiality agreement to the Offeror promptly following its execution and the Offeror is promptly provided with a list of, and access to (to the extent not previously provided to the Offeror) the information provided to such person; and

(B)	engage in discussions and negotiations with the person making such Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.1 (a) or any other provision of this Agreement, the Company may (i) enter into an agreement (other than a confidentiality agreement contemplated by Section 6.3(a)(ii)(A)) with respect to an Acquisition Proposal that is a Superior Proposal and/or (ii) withdraw, modify or qualify its approval or recommendation of the Offer and recommend or approve an Acquisition Proposal that is a Superior Proposal, provided:

(i)	the Company shall have complied with its obligations under this Article 6;

(ii)	the Board has determined, after consultation with its outside legal and financial advisors, that such Acquisition Proposal is a Superior Proposal and that the failure to take the relevant action would be a breach of its fiduciary duties;

(iii)	the Company has delivered written notice to the Offeror of the determination of the Board that the Acquisition Proposal is a Superior Proposal and of the intention of the Board to approve or recommend such Superior Proposal and/or of the Company to enter into an agreement with respect to such Superior Proposal, together with a copy of such agreement executed by the person making such Superior Proposal that is capable of acceptance by the Company and a summary of the valuation analysis attributed by the Board in good faith to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors (the “Superior Proposal Notice”);

(iv)	at least five Business Days have elapsed since the date the Superior Proposal Notice was received by the Offeror, which five Business Day period is referred to as the “Match Period”;

(v)	if the Offeror has offered to amend the terms of the Offer and this Agreement during the Match Period pursuant to Section 6.3(c), such Acquisition Proposal continues to be a Superior Proposal compared to the amendment to the terms of the Offer and this Agreement offered by the Offeror at the termination of the Match Period; and

(vi)	the Company terminates this Agreement pursuant to Section 9. l(j) and the Company has previously paid or, concurrently with termination, pays the Termination Payment to the Offeror.

(c) During the Match Period, the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of the Offer and this Agreement. The Board shall review any such offer by the Offeror to amend the terms of the Offer and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether the Offeror’s offer to amend the Offer and this Agreement, upon its acceptance, would result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the amendment to the terms of the Offer and this Agreement offered by the Offeror. If the Board determines that the Acquisition Proposal would cease to be a Superior Proposal, the Offeror shall amend the Offer and the Company and the Offeror shall enter into an amendment to this Agreement reflecting the offer by the Offeror to amend the terms of the Offer and this Agreement.

(d) The Board shall promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal (which is determined by the Board not to be a Superior Proposal) is publicly announced or made; or (y) the Board determines that a proposed amendment to the terms of the Offer and this Agreement would result in the Acquisition Proposal not being a Superior Proposal, and the Offeror has so amended the terms of the Offer. The Offeror shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(e) Nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise making any public disclosure as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Board from making any public disclosure if, in the good faith judgment of the Board, after consultation with its legal advisors, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties.

(f) Each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 6.3(b).

ARTICLE 7

COVENANTS RELATING TO REGULATORY APPROVALS

7.1	Regulatory Filings and Approvals

As soon as reasonably practicable after the date hereof, each party shall make all necessary filings, applications and submissions with Regulatory Authorities under all applicable Laws in respect of the transactions contemplated herein.

7.2	Cooperation Regarding Regulatory Filings and Approvals

(a) Subject to applicable Laws, each party shall provide the other party with reasonable opportunity to review and comment on all filings, applications and submissions with Regulatory Authorities to be made by it and the other party shall use its commercially reasonable efforts to cooperate with and assist such party in the preparation and making of all such filings, applications and submissions and the obtaining of all consents, approvals, authorizations or waivers required to be obtained by the such party (including participating and appearing in any proceedings before Regulatory Authorities).

(b) Each party shall promptly notify the other party of any material communication to such party from any Regulatory Authority in respect of the transactions contemplated herein (and provide a copy thereof if such communication is in writing) and, subject to applicable Laws, provide the other party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) with reasonable opportunity to review and comment on any proposed written material communication to any such Regulatory Authority. Each party shall consult with the other party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) prior to participating in any substantive meeting or discussion with any Regulatory Authority in respect of the transactions contemplated herein and give the other party (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) the opportunity to attend and participate thereat.

ARTICLE 8

OTHER COVENANTS

8.1	Transaction Structuring

(a) The Company agrees that, upon request by the Offeror, the Company shall (a) effect such reorganizations of its business, operations and assets or such other transactions as the Offeror may request, acting reasonably (each, a “Pre-Acquisition Reorganization”) and (b) cooperate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that any Pre-Acquisition Reorganization (i) is not prejudicial to the Company in any material respect, (ii) does not result in any material breach by the Company of its constating documents, any existing contract or commitment of the Company or any Law, or (iii) would not reasonably be expected to prevent or materially delay the Offeror’s ability to take up and pay for the Company Shares tendered to the Offer. The Offeror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Expiry Time. Upon receipt of such notice, the Offeror and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. The Offeror agrees to waive any breach of a representation, warranty or covenant by the Company where such breach is a result of an action taken by the Company in good faith pursuant to a request by the Offeror in accordance with this Section 8.1. The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or waiver by the Offeror of the conditions set forth in Schedule A and shall be effected prior to any take-up by the Offeror of Company Shares tendered to the Offer. The Offeror shall forthwith upon request, from time to time, reimburse the Company for all direct fees and expenses of the Company incurred in connection with the proposed Pre-Acquisition Reorganization, if any. In the event the Offeror does not take up and pay for the Shares tendered to the Offer, the Offeror shall pay all fees and expenses of the Company required to unwind any Pre-Acquisition Reorganization.

(b) If (i) the Offeror concludes that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby the Offeror or an Affiliate of the Offeror would effectively acquire all of the Company Shares or all or substantially all of the assets of the Company within approximately the same time periods and on economic terms and other terms and conditions (including tax treatment) and having consequences to the Company and its Shareholders that are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), and (ii) the Company concludes, acting reasonably, that no action required to be taken in connection with such Alternative Transaction (and not required to be taken in connection with the Offer) prior to the consummation thereof would constitute a Material Adverse Effect in respect of the Company, the Company agrees to support the completion of such Alternative Transaction in the same manner as the Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.

(c) In the event of any proposed Alternative Transaction, any reference in this Agreement to the Offer shall refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction, and all references to the expiry time of the Offer, including the Expiry Time, herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).

8.2	Further Assurances

Subject to the terms and conditions of this Agreement, each party agrees to use all commercially reasonable efforts to take, or to the extent within its control cause to be taken, all action and to do, or to the extent within its control cause to be done, all things necessary, proper or advisable (a) to satisfy (or cause the satisfaction of) the conditions set out in Schedule A and to consummate and make effective as promptly as is practicable the transactions contemplated herein and (b) for the discharge by each party of its respective obligations under this Agreement and the Offer, including its obligations under applicable Laws, in each case including the execution and delivery of such documents as the other party hereto may reasonably require. Each of the parties hereto, where appropriate, shall reasonably cooperate with the other party in taking such actions.

8.3	Notification of Certain Matters

Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this

Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and (b) any failure of such party or any of its Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

8.4	Access

Upon reasonable notice and subject to the Confidentiality Agreement and to the termination of this Agreement, the Company agrees to continue to provide the Offeror and its Representatives with reasonable access (without disruption to the conduct of the Company’s business) during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as reasonably requested basis as well as reasonable access to the properties of the Company and the Company Subsidiaries in order to allow the Offeror to continue to conduct such investigations as the Offeror may consider necessary or advisable, and further agrees to assist the Offeror in all reasonable ways in any due diligence investigations which the Offeror may wish to conduct. Nothing in the foregoing shall require the Company to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with third parties, or information which, in the opinion of the Company, acting reasonably, is competitively sensitive, provided that the Company accepts that counsel to the Offeror may have access to such sensitive information in connection with obtaining certain regulatory approvals. Any investigation by a party or its Representatives shall not mitigate, diminish or affect the representations and warranties of the other party contained in this Agreement or any document or certificate given pursuant hereto.

8.5	Shareholder Claims

The Company shall notify the Offeror of any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement prior to the Effective Time and shall consult with the Offeror prior to settling any such claim prior to the Effective Time.

8.6	Public Statements

The parties shall issue a joint press release with respect to this Agreement and the Offer as soon as practicable, in a form acceptable to each party. Each party shall consult with the other party prior to issuing any other press releases or otherwise making public statements with respect to the Offer or this Agreement and shall provide the other party with a reasonable period of time to review and comment on all such press releases or statements prior to the release thereof.

8.7	Insurance and Indemnification

(a) Prior to the Effective Time, the Company shall obtain and pay for a directors’ and officers’ liability insurance “tail” policy for the Company (the “D&O Policy”) with a term of six years following the date of the Effective Time and providing for coverage and amounts, and containing terms and conditions, which are no less favourable to the directors and officers of the Company than the current policies of directors’ and officers’ and liability insurance maintained by the Company; provided, however, that in no event will the Company pay in excess of 250% of the annual premium currently paid by the Company for such coverage for the purchase of such D&O Policy, and if the cost for such coverage is in excess of such amount, the Company shall only maintain such coverage as is available for such amount. The Offeror shall cause the Company to maintain such D&O Policy in accordance with the provisions of this Section 8.7.

(b) The Offeror agrees that all rights to indemnification or exculpation existing in favour of the directors or officers of the Company or any subsidiary of the Company as provided in the Company’s articles or by-laws as at the date of the Confidentiality Agreement shall survive the transactions contemplated hereby and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in such case, proper provision shall be made so that such successors and assigns of the Company or, at the Offeror’s option, the Offeror, shall assume the obligations set forth in this Section 8.7.

(d) The Company shall not amend the constating documents of the Company after the Effective Time if such action would adversely affect the rights of individuals who, on or prior to the Effective Time, were entitled to advances, indemnification or exculpation thereunder for actions or omissions by such individuals at any time at or prior to the Effective Time. The individuals referred to in the preceding sentence shall include any individuals who served at any time prior to the date hereof as directors or officers of any subsidiary at the Company’s request, it being acknowledged by the parties hereto that each director or officer of a subsidiary is or was doing so at such request of the Company.

(e) The Offeror agrees that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its subsidiaries, including, without limitation, all provisions relating to advances for the funding of costs and expenses in connection with indemnification arrangements, shall survive the completion of the transactions contemplated hereunder and shall continue in full force and effect for a period of six years from the Effective Time. The Offeror agrees that all determinations made with respect to such rights to indemnification or exculpation shall be determined upon advice from independent counsel, which advice will be reasonably considered and acted upon.

8.8	Third Party Consents; Termination of Credit Facility

The Company shall use its reasonable best efforts to obtain all consents from the parties to any Material Contract which such party would otherwise have a right to terminate or declare in default as a result of the consummation of the transactions contemplated by this Agreement. The Company shall, at or prior to the Effective Time, terminate its credit agreement with the Royal Bank of Canada and discharge the security interest granted to Royal Bank of Canada.

ARTICLE 9

TERMINATION

9.1	Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of the Offeror and the Company;

(b)	by the Company, if the Offeror does not mail the Offer by the Latest Mailing Time provided that the Company may not terminate if the failure to mail results from a material breach by the Company of this Agreement;

(c)	by the Offeror on or after the Latest Mailing Time, if any condition to making the Offer for the Offeror’s benefit is not satisfied or waived by such date, other than where such non-satisfaction occurs as a result of the material breach by the Offeror of any covenant or obligation under this Agreement or as a result of any representation or warranty of the Offeror in this Agreement being untrue or incorrect;

(d)	by the Offeror if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer, and the Offeror shall not elect to waive such condition, other than as a result of the material breach by the Offeror of any covenant or obligation under this Agreement or as a result of any representation or warranty of the Offeror in this Agreement being untrue or incorrect;

(e)	by the Offeror or the Company, if the Offeror has not taken up and paid for the Company Shares deposited under the Offer by a date that is 90 days following the date of mailing of the Offer (the

“Outside Date”), otherwise than as a result of the material breach by such party of any covenant or obligation under this Agreement or as a result of any representation or warranty of such party in this Agreement being untrue or incorrect; provided, however, that if the Offeror’s take-up and payment for Company Shares deposited under the Offer is delayed by (i) an injunction or order made by a Regulatory Authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Company Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed in good faith or such regulatory waiver, consent or approval is being actively sought in good faith, as applicable, this Agreement shall not be terminated by the Company pursuant to this Section 9.1(e) until the earlier of the 120th day after the date of mailing of the Offer and the fifth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(f)	by either the Company or the Offeror, if any Regulatory Authority shall have issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(g)	by the Offeror if the Company is in material default of any covenant or obligation under Article 6;

(h)	by either the Company or the Offeror, if

(i)	the other party is in material default of any covenant or obligation under this Agreement other than a covenant or obligation under Article 6; or

(ii)	any representation or warranty of the other party under this Agreement shall have been at the date hereof untrue or incorrect in any material respect or shall have become untrue or incorrect in any material respect at any time prior to the Expiry Time, except for such inaccuracies in the representations and warranties, which individually or in the aggregate, would not reasonably be expected to, in the case of the Offeror, have a Material Adverse Effect in respect of the Company or prevent or materially delay the consummation of the transactions contemplated herein, or, in the case of the Company, prevent or materially delay the consummation of the transactions contemplated herein;

and in either case such default or inaccuracy is not curable or, if curable, is not cured by the earlier of (x) the date that is 15 days from the date of notice of such default or inaccuracy and (y) the Expiry Time;

(i)	by the Offeror, if:

(i)	the Board withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Offer in any manner adverse to the Offeror; or

(ii)	the Board recommends or approves an Acquisition Proposal; and

(j)	by the Company, if the Company proposes to enter into a written agreement (other than a confidentiality agreement permitted by Section 6.3(a)(ii)) with respect to a Superior Proposal in compliance with the provisions of Section 6.3 and the Company is not in any material default of any covenant or obligation under this Agreement, provided that the Company has previously or concurrently will have paid to the Offeror the applicable Termination Payment.

9.2	Termination Payment

(a) The Offeror shall be entitled to a payment of $1,500,000 (the “Termination Payment”) upon the occurrence of any of the following events (each a “Termination Payment Event”) which shall be paid by the Company within the time specified in respect of each such Termination Payment Event:

(i)

the Agreement is terminated by the Offeror pursuant to Section 9.1(g), 9.1(h)(i), 9.1(h)(ii) (where such representation or warranty is or has become untrue due to an intentional or wilful misrepresentation or act on the part of the Company) or 9.1(i), in which case the Termination Payment shall be paid to the Offeror by 11:00 p.m. (Toronto time) on the first Business Day following termination;

(ii)	this Agreement is terminated by the Company pursuant to Section 9.1(j), in which case the Termination Payment shall be paid prior to or concurrently with such termination; and

(iii)	this Agreement is terminated by the Offeror pursuant to Section 9.1 (d) as a result of the Minimum Tender Condition not being satisfied or Section 9.1(e), in each case if on or after the date hereof and prior to the Expiry Time, an Acquisition Proposal is publicly announced prior to the Expiry Time, and within 365 days following the termination of this Agreement any Acquisition Proposal is consummated or the Board approves or recommends any Acquisition Proposal in which case the Termination Payment shall be paid on the earliest date such Acquisition Proposal is consummated or such approval or recommendation is granted.

(b) The Termination Payment shall be paid by the Company to the Offeror by wire transfer in immediately available funds to an account specified by the Offeror. The Company shall not be obligated to make more than one Termination Payment pursuant to this Section 9.2.

(c) If this Agreement is terminated by the Offeror pursuant to Section 9.1 (h)(ii) (other than where such representation or warranty is or has become untrue due to an intentional or wilful misrepresentation or act on the part of the Company), the Company shall reimburse the Offeror $750,000 for the fees and expenses incurred in connection with the entering of this Agreement and the transactions contemplated herein (the “Reimbursement Payment”). The Reimbursement Payment shall be paid on the first Business Day following such termination by the Offeror.

(d) The Reimbursement Payment shall be paid by the Company to the Offeror by wire transfer in immediately available funds to an account specified by the Offeror.

9.3	Effect of Termination

Where a Termination Payment Event occurs, the Termination Payment to be received pursuant to Section 9.2 is the sole remedy in compensation for damages of the Offeror and its Affiliates with respect to the event or events giving rise to the termination of this Agreement and the resulting Termination Payment Event; provided, however, that nothing contained in this Section 9.3, and no payment of any Termination Payment, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force and effect, except that Section 9.2, this Section 9.3 and Article 10 shall survive the termination of this Agreement.

9.4	Remedies

Subject to Section 9.3, the parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its Representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE 10

GENERAL PROVISIONS

10.1	Amendment

This Agreement may not be amended except by an instrument signed by each of the parties.

10.2	Waiver

(a) At any time prior to the termination of this Agreement pursuant to Section 9.1, either party may:

(i)	extend the time for the performance of any of the obligations or other acts of the other party; or

(ii)	waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

(b) No waiver by any party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

10.3	Expenses; Advisors

(a) Subject to Section 9.2(c) and 9.2(d), the parties agree that except as otherwise provided herein, all costs and expenses of the parties relating to the transactions contemplated herein, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(b) The Company represents and warrants to the Offeror that, with the exception of Pagemill Partners, LLC and its Affiliates and Fraser Mackenzie Limited and its Affiliates, for whose fees and expenses the Company shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Company.

10.4	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not the next succeeding Business Day) unless actually received after 4:30 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the parties hereto shall be as follows:

(a)	if to the Offeror:

2207 Bridgepointe Parkway

Suite 500

San Mateo, CA 94404

United States of America

Attention: Thomas McKeever

Fax: 650.645.3700

with a copy to:

Wilson Sonsini Goodrich & Rosati, a Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Robert Ishii

Fax: 415.947.2099

and to:

Davies Ward Phillips & Vineberg LLP

1 First Canadian Place

100 King Street West

Suite 4400, P.O. Box 63

Toronto, Ontario M5X 1B1

Attention: Patricia Olasker

Fax: 416.863.0871

(b)	if to the Company:

95 Mural Street

Suite 201

Richmond Hill, Ontario L4B 3G2

Attention: George Kypreos

Fax: 905.709.1023

with a copy to:

Borden Ladner Gervais LLP

Suite 4100, Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3Y4

Attention: E.F. Merringer / P.A.D. Mingay

Fax: 416-361-7098

10.5	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

10.6	Entire Agreement

This Agreement and the Confidentiality Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

10.7	Assignment

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as provided in Section 2.6, this Agreement may not be assigned by any party without the prior written consent of the other party.

10.8	Governing Law

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

10.9	Contra Proferentum

The parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

10.10	No Third Party Beneficiaries

This Agreement is not intended to confer on any person other than the parties any rights or remedies.

10.11	Time of Essence

Time shall be of the essence in this Agreement.

10.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

ACTUATE CORPORATION

By	/s/ Peter I. Cittadini
Name:	Peter I. Cittadini
Title:	President and CEO

XENOS GROUP INC.

By	/s/ Stuart Butts
Name:	Stuart Butts
Title:	Chairman and CEO

Name:
Title:

SCHEDULE A

CONDITIONS OF THE OFFER

Subject to the provisions of the Agreement and applicable Laws, the Offeror shall have the right to withdraw or terminate the Offer (or extend the Offer or postpone taking up and paying for any Company Shares deposited under the Offer), and shall not be required to take up and pay for any Company Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Company Shares that, together with any Company Shares held by the Offeror and its Affiliates, constitutes at least 66 2/3% of the Company Shares outstanding at the Expiry Time on a fully-diluted basis (the “Minimum Tender Condition”);

(b)	the Agreement shall not have been terminated in accordance with its terms;

(c)	the Offeror shall have determined, acting reasonably, that:

(i)	no act, action, suit or proceeding shall have been threatened in writing or taken before or by any Regulatory Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law; and

(ii)	no Law, shall have been proposed, enacted, promulgated or applied, in either case:

(A)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Company Shares, the right of the Offeror to own or exercise full rights of ownership of the Company Shares or the consummation of a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(B)	which, if the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect with respect to the Company; or

(C)	which would materially and adversely affect the ability of the Offeror to proceed with the Offer any Compulsory Acquisition or any Subsequent Acquisition Transaction and/or taking up and paying for any shares deposited under the Offer;

(d)	there shall not exist any prohibition at Law against the Offeror making or maintaining the Offer or taking up and paying for any Company Shares deposited under the Offer or completing any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)	all government and regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions, which Offeror shall have determined, acting reasonably, are necessary or desirable to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror acting reasonably;

(f)	the Offeror shall have determined, acting reasonably, that there shall not exist or have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed generally or to the Offeror in writing on or before the execution and delivery of this Agreement) any change (or any condition, event or development involving a prospective change) in the business, condition (financial or otherwise), properties, assets (tangible or intangible), operations, results of operations, prospects, capitalization, properties, financial condition, or liabilities of the Company or any of the Company Subsidiaries that, when considered either individually or in the aggregate, constitutes or may reasonably be expected to constitute a Material Adverse Effect with respect to the Company;

A-1

(g)	the Company shall have complied in all material respects with its covenants and obligations under the Agreement to be complied with at or prior to the Expiry Time and all representations and warranties made by the Company in this Agreement shall be true and correct at and as of the Expiry Time in all material respects; and

(h)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Company with any securities regulatory authority in Canada or elsewhere which the Offeror shall have determined in its reasonable judgment constitutes a Material Adverse Effect with respect to the Company.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. Subject to the provisions of the Agreement, the Offeror in its sole discretion may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

A-2

SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

1.	Organization

Offeror is a corporation duly registered under the Laws of Delaware, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

2.	Authority and No Violation

(a) Offeror has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the making of the Offer by Offeror have been duly authorized by the board of directors of Offeror and no other corporate proceedings on its part are necessary to authorize this Agreement or to make the Offer. This Agreement has been duly executed and delivered by Offeror and constitutes a legal, valid and binding obligation of Offeror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(b) The authorization of this Agreement, the execution and delivery by Offeror of this Agreement and the performance by Offeror of its obligations under this Agreement, and the consummation of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

(i)	the constating documents of Offeror;

(ii)	any applicable Laws, except to the extent that such violation, breach or default would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer;

(iii)	any note, bond, mortgage, indenture, contract, licence, permit or government grant to which Offeror is party or by which it is bound, except to the extent that such violation, breach or default would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer; or

(iv)	any judgment, degree, order or award of any Regulatory Authority or arbitrator.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority (other than pursuant to applicable securities Laws) is required to be obtained or made by the Offeror (i) in connection with its execution of this Agreement or the consummation of any transaction contemplated by the Offer and this Agreement.

3.	Ownership of Shares

Neither the Offeror nor any of its Affiliates nor, to the knowledge of the Offeror, any director or senior officer of the Offeror, or any associate of any director or senior officer of the Offeror, beneficially owns any Company Shares.

4.	Financing

The Offeror has and, at the Expiry Time will have, sufficient funds or will have made adequate arrangements (as such term is understood for purposes of section 97.3 of the Securities Act) to ensure that the required funds are available to effect payment in full for all of the Company Shares acquired pursuant to the Offer (assuming 100% of the Company Shares are tendered under the Offer) and any Compulsory Acquisition and Subsequent Acquisition Transaction.

B-1

5.	Agreements with Respect to the Offer

The Offeror has entered into the Lock-Up Agreements and has not entered into any other agreements with such parties thereto in respect of the Offer.

B-2

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.	Organization

(a) The Company and each Company Subsidiary has been duly incorporated or formed under all applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted. All of the Company Subsidiaries and the Company’s percentage of ownership of such Company Subsidiaries are as set out in the Disclosure Letter. All of the outstanding shares of the Company Subsidiaries which are held directly or indirectly by the Company are validly issued, fully paid and non assessable and are owned directly or indirectly by the Company free and clear of any Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any person the right to acquire any such shares or other ownership interests in any of the Company Subsidiaries. The Company does not hold any equity interest, or right to acquire an equity interest, in any person, other than its interests in the Company Subsidiaries. True and complete copies of the constating documents of the Company and each of the Company Subsidiaries have been made available to the Offeror and none of the Company or any Company Subsidiary has taken any action to amend or supersede such documents.

(b) The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company.

2.	Capitalization

(a) The authorized capital of the Company consists of an unlimited number of Company Shares and an unlimited number of special shares issuable in series. As at the date of this Agreement, 10,005,444 Company Shares are issued and outstanding and zero special shares are issued and outstanding. As at the date of this Agreement, there are outstanding Options to acquire an aggregate of up to 756,500 Company Shares. Except for the Options referred to in the preceding sentence, there are no options, warrants, conversion privileges, shareholder rights plans or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company or any Company Subsidiary to issue or sell any shares of the Company or any Company Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of the Company or any Company Subsidiary.

(b) The Company has provided to the Offeror, for all of the outstanding Options, a true and complete list setting out the name of each holder of an Option, the number of Options held by such person and the exercise price, date of grant, vesting schedule and expiry date of each such Option, as well as a true and complete copy of the Option Plan. The terms of all outstanding Options are identical to the terms provided by the Company to the Offeror. The Option Plan is the only plan, agreement or arrangement which provides for the issuance of options to acquire Shares.

(c) All outstanding Company Shares and the Company Shares to be issued on the exercise of Options have been duly authorized. The outstanding Company Shares are, and the Company Shares to be issued on the exercise of Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(d) There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any Company Subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Company Shares on any matter. There are no outstanding obligations of the

Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Shares or with respect to the voting or disposition of any outstanding securities of the Company or any Company Subsidiary. No holder of securities issued by the Company or any Company Subsidiary has any right to compel the Company to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

3.	Authority and No Violation

(a) The Company has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer have been duly authorized by the Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the Offer, other than with respect to the Directors’ Circular and other matters relating solely thereto. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(b) Except as set out on the Disclosure Letter, the authorization of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement and the consummation of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction will not:

(i)	result (with or without notice or the passage of time) in a material violation or breach of or constitute a material default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

(A)	its or any Company Subsidiary’s articles, by-laws or other charter documents, the agreements among the shareholders of any Company Subsidiary or the agreements covering any of the Company’s material joint ventures;

(B)	any applicable Laws;

(C)	any material note, bond, mortgage, indenture, instrument, contract, agreement, lease, Authorization or government grant to which the Company or any Company Subsidiary is party or by which it is bound; or

(D)	any judgment, decree, order or award of any Regulatory Authority or arbitrator;

(ii)	give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of the Company or any Company Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of the Company or any Company Subsidiary to cease to be available, or cause any security interest in any assets of the Company or any Company Subsidiary to become enforceable or realizable;

(iii)	give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any material note, bond, mortgage, indenture, contract, agreement, Authorization or government grant; or

(iv)	result in the imposition of any material Encumbrance upon any assets of the Company or any Company Subsidiary.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority (other than pursuant to applicable securities Laws) is required to be obtained or made by the Company (i) in connection with the consummation of any transaction contemplated by the Offer and this Agreement or (ii) for the consummation of the Offer and any Subsequent Acquisition Transaction not to cause or result in any loss of rights or assets or any interest therein held by the Company or any of the Company Subsidiaries, in each case other than those which are expressly contemplated by the Offer and this Agreement.

4.	Public Filings

(a) The Company has filed all documents or information required to be filed by it under Applicable Securities Laws or with the TSX since September 30, 2008. All of the Company Public Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities other than any such statements which have been subsequently corrected or appropriately modified in a subsequent filing. All of the Company Public Documents as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities. All of the Company Public Documents are publicly available on SEDAR. The Company has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential. There is no material fact concerning the Company which has not been disclosed in the Company Public Documents filed (and available on SEDAR) on or before the date hereof other than in respect of the Offer and this Agreement.

5.	Financial Statements

The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal year ended September 30, 2008 and the interim consolidated financial statements of the Company (including any related notes thereto) for the period ended June 30, 2009 have been prepared in accordance with Canadian GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of the Company and the Company Subsidiaries on a consolidated basis as at September 30, 2008 and June 30, 2009, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, year-end adjustments that are not material. Such financial statements reflect appropriate and adequate reserves in accordance with Canadian GAAP in respect of contingent liabilities, if any, of the Company and the Company Subsidiaries on a consolidated basis. There has been no material change in the Company’s accounting policies, except as described in the notes to the Company’s financial statements, since September 30, 2008.

6.	Financial Information

(a) The preliminary budget supplied by the Company to the Offeror in connection with the transactions contemplated by this Agreement was prepared in good faith by management of the Company and has not been reviewed or approved by the Board. The Company’s management believes that although the Company’s revenue and earnings fluctuate materially on a quarterly basis, the forecast for overall annual revenues and result of operations for fiscal 2010 are reasonable and attainable subject to overall economic and market conditions.

(b) The Disclosure Letter sets forth each of the following as of November 30, 2009, in each case on a consolidated basis and in accordance with Canadian GAAP, consistently applied: (i) the Company’s cash and cash equivalents, (ii) trade receivables and other receivables (without allowance for doubtful accounts), and (iii) the fair value of the Company’s forward currency exchange contracts.

7.	Liabilities and Indebtedness

Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, material to the Company on a consolidated basis, except for: (a) liabilities and obligations that are specifically disclosed on the unaudited consolidated balance sheet of the Company as of June 30, 2009 or in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2009.

8.	Books and Records

(a) The financial books, records and accounts of the Company and each of the Company Subsidiaries, in all material respects:

(i)	have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years;

(ii)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and the Company Subsidiaries; and

(iii)	accurately and fairly reflect the basis for the Company financial statements.

(b) The corporate minute books of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with applicable Laws and are complete and accurate in all material respects. The Company’s and the Company Subsidiaries’ corporate minute books contain minutes of all meetings and resolutions of the directors and securityholders held.

9.	Non-Competition Agreements

Except as set out in the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted (including following the transaction contemplated by this Agreement).

10.	Absence of Certain Changes or Events

Since September 30, 2008, except as disclosed in the Company Public Documents filed (and available on SEDAR) on or before the date hereof, and other than for the purposes of the transactions contemplated in the Offer and this Agreement:

(a)	the Company and each of the Company Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

(b)	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of the Company;

(c)	neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company;

(d)	other than as disclosed in the Disclosure Letter, there has not been any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any debt for borrowed money, any creation or assumption by the Company or any Company Subsidiary of any Encumbrance, or any making by the Company or any Company Subsidiary of any loan, advance or capital contribution to or investment in any other person;

(e)	the Company has not effected any change in its accounting methods, principles or practices;

(f)	except for ordinary course adjustments, there has not been any material increase in the salary, bonus, or other remuneration payable to any employees of any of the Company or the Company Subsidiaries (including officers and senior executives);

(g)	there has not been any redemption, repurchase or other acquisition of Company Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Company Shares;

(h)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practices or experience;

(i)	other than as disclosed in the Disclosure Letter, there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(j)	there has not been any satisfaction or settlement or any claims or liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of liabilities incurred in the ordinary course of business with Affiliates consistent with past practice.

11.	No Default

Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (A) any note, bond, mortgage, indenture or other instrument evidencing any material indebtedness to which the Company or any Company Subsidiary is a party; or (B) any other Material Contract, agreement, lease, letter of intent, offer, Authorization or government grant or other instrument or obligation.

12.	Litigation

(a) Except as disclosed in the Disclosure Letter, there is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting any of its property or assets before any Regulatory Authority which, if determined adversely to the Company or the Company Subsidiary, as the case may be, would, individually or in the aggregate:

(i)	reasonably be expected to result in liability to the Company or any Company Subsidiary in excess of $50,000 nor to the Company’s knowledge is there any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success; or

(ii)	reasonably be expected to prevent or materially delay the consummation of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction or to have a Material Adverse Effect on the Offeror if the Offer, any Compulsory Acquisition or any Subsequent Acquisition is consummated.

(b) Except as disclosed in the Company Public Documents filed (and available on SEDAR) on or before the date hereof, neither the Company nor any of the Company Subsidiaries, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

13.	Compliance with Laws

The Company and the Company Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, or which would not materially impair the ability of the Company to perform its obligations hereunder or reasonably be expected to prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

14.	Employment Matters

(a) Except as disclosed in the Disclosure Letter or in the Company Public Documents filed (and available on SEDAR) on or before the date hereof, no person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, the Company or any Company Subsidiary following a change of control of the Company and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, the Company or any Company Subsidiary following a change of control of the Company.

(b) Except as disclosed in the Disclosure Letter or in the Company Public Documents filed on or before the date hereof, neither the Company nor any Company Subsidiary is a party to any employment, engagement or similar agreement with any director or officer of the Company or any Company Subsidiary.

(c) Except as disclosed in the Disclosure Letter, the Company has not declared or paid, or committed to declare or pay, any amount to any person in respect of a performance or incentive or other bonus in respect of all or any part of its fiscal year ended on September 30, 2009 or in connection with the completion of the transactions contemplated by the Offer and this Agreement.

(d) Neither the Company nor any Company Subsidiary is, to the Company’s knowledge, subject to any material claim for wrongful dismissal, constructive dismissal or any other claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons).

(e) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaign and there are no current, pending or threatened strikes, lockouts or other labour disputes or disruptions at the Company or any Company Subsidiary.

(f) The Company and the Company Subsidiaries have operated in accordance with all applicable Laws in all material respects with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, except where the failure to so operate would not have a Material Adverse Effect in respect of the Company.

(g) There are no current, or to the knowledge of the Company, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed in paragraph (f) above.

(h) Neither the Company nor any Company Subsidiary has any Pension Plan,

(i) The Disclosure Letter discloses all current Company Benefit Plans.

(j) Except as disclosed in the Disclosure Letter, Company and the Company Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by the Company or any of the Company Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

15.	Tax Matters

(a) Except as disclosed in the Disclosure Letter, the Company and each of the Company Subsidiaries has duly and in a timely manner filed all Tax Returns required to be filed by it and all such returns are correct and complete in all material respects and fully disclose the income and expenses as required or permitted by applicable Law. The Company and each of the Company Subsidiaries has paid on a timely basis all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof, other than those which are being contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of the Company. Adequate provision has been made on the consolidated financial statements of the Company for amounts at least equal to the amount of all Taxes assessed and all Taxes owing by any of the Company or any Company Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date of this Agreement, including income taxes and related deferred taxes, in conformity with Canadian GAAP and all other applicable accounting rules and principles. Except as disclosed in the Company Public Documents filed (and available on SEDAR) on or before the date hereof, to the knowledge of the Company, no deficiencies exist or have been asserted with respect to Taxes of the Company or any Company Subsidiary and there are no material actions, suits, proceedings, investigations or claims outstanding, pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in respect of Taxes or assessments or any matters under discussion with any Regulatory Authority relating to Taxes or assessments asserted by any such authority.

(b) The Company and each Company Subsidiary has withheld from each payment made to all of its current and former officers, directors and employees, from each payment to all persons not resident in Canada or in the jurisdiction where the payer of the payment is resident and from each other payment of any nature made to any person, the amount of all Taxes including, but not limited to, income tax, withholding tax and other deductions required to be withheld therefrom and has paid the same to the applicable Regulatory Authority within the time required under applicable Law.

(c) Except as disclosed in the Disclosure Letter, none of the Company or any of the Company Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, which remains currently in effect, within which (i) to file any Tax Return covering any Taxes for which the Company or any of the Company Subsidiaries is or may be liable, (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of the Company Subsidiaries is or may be liable, (iii) the Company or any of the Company Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Regulatory Authority may assess or collect Taxes for which the Company or any of the Company Subsidiaries is or may be liable.

(d) There are no Encumbrances for Taxes upon any properties or assets of the Company or any of the Company Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent consolidated balance sheet included in the Company’s audited consolidated financial statements).

(e) Neither the Company nor any of the Company Subsidiaries has acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(f) For all transactions between the Company or any of the Company Subsidiaries resident in Canada and any Person who is not resident in Canada for purposes of the Tax Act with whom the Company or any such Company Subsidiary was not dealing at arm’s length for purposes of the Tax Act, the Company or such Company Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(g) No circumstances exist or could reasonably be expected to arise as a result of matters existing before the date of take-up that may result in Company or any of the Company Subsidiaries being subject to the application of section 159 or 160 of the Tax Act or comparable provisions of any other legislation or otherwise cause Company or any of the Company Subsidiaries to be liable for Taxes of any other Person.

(h) The balance in the “low rate income pool” (as defined in subsection 89(1) of the Tax Act) of the Company and each Company Subsidiary resident in Canada for the purposes of the Tax Act is, and will be as of the date of take-up, nil.

(i) There is no currently outstanding claim made by any Regulatory Authority in a jurisdiction where the Company or any of the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to Taxes or is required to file Tax Returns in that jurisdiction.

(j) None of sections 80 to 80.04 of the Tax Act have applied to any of the Company or the Company Subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of sections 78 to 80.04 or any equivalent provincial provision to any of the Company or the Company Subsidiaries.

16.	Insurance

The Company and each of the Company Subsidiaries maintains or causes to be maintained insurance, naming the Company as an insured, of the types and in amounts customary and usual for persons engaged in a business similar to that carried out by the Company and the Company Subsidiaries. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither the Company nor any of the Company Subsidiaries has failed to make a claim thereunder on a timely basis. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by the Company through the Effective Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy.

17.	Material Contracts and Relationships

(a) Except as disclosed in the Disclosure Letter, there is no contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (or amendment thereto) to which the Company or a Company Subsidiary is a party or by which any of them or their respective properties or assets are bound that (i) if terminated, would reasonably be expected to have a Material Adverse Effect in respect of the Company, (ii) involves payment to or by the Company or a Company Subsidiary of more than $250,000 in the 12 month period ended September 30, 2009 or is expected to involve payment to or by the Company or a Company Subsidiary of more than $250,000 during the 12 month period ending September 30, 2010, (iii) has a term in excess of 24 months and which is not terminable by the Company or a Company Subsidiary upon notice of six months or less; (iv) contains a most favoured nations clause in favour of the third party; (v) contains any non-competition obligations or otherwise prohibits, restricts or impairs in any material way the business or conduct of, or any acquisition of property by, the Company or any Company Subsidiary, (vi) other than in the ordinary course of business pursuant to which the Company or any Company Subsidiary provides any indemnification to any other person (other than the Company or any Company Subsidiary), (vii) relates to material indebtedness or relates to the direct or indirect guarantee or assumption by the Company or a Company Subsidiary (contingent or otherwise) of any payment or performance obligations of any other person; (viii) is a financial risk management contract; (ix) is a shareholder agreement, unanimous shareholder declaration or voting trust, pooling or transfer agreement; (x) relates to the disposition or acquisition by the Company of a material amount of assets or pursuant to which the Company has any material ownership interest; (xi) relates to the acquisition or sale by the Company of any operating business or the capital stock or other ownership interest of any other person and under which the Company has any material continuing liability or obligation; (xii) the

Company has received a license to any third party intellectual property rights that are material to the Company’s business; (xiii) relates to the lease, ownership or use of land by the Company; (xiv) has a change of control provision, (xv) is with a Regulatory Authority (other than pursuant to which such Regulatory Authority is a customer in the ordinary course of business), or (xvi) provides for the management of any Company Subsidiary or governs the relationship between any direct or indirect shareholders of any Company Subsidiary with respect to such Company Subsidiary, (the contracts described in items (i) to (xvi) being collectively referred to as the “Material Contracts”). Each Material Contract with a change of control provision is identified in the Disclosure Letter. Except as set forth in the Disclosure Letter, to the Company’s knowledge all Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company or any Company Subsidiary in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arm’s length negotiations between the parties thereto. The Company and each Company Subsidiary have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not, and are not to the knowledge of the Company alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect thereunder. A true and complete copy of each Material Contract has been provided by the Company to the Offeror on or before the date hereof.

(b) The Disclosure Letter lists the five largest customers of the Company for the 12 month period ending September 30, 2009 and the aggregate amount each customer was invoiced during such period. To the Company’s knowledge, none of such customers is intending to cease, materially reduce or in any way adversely modify or change its business relationship with the Company and/or Company Subsidiaries relative to the disclosure in the Disclosure Letter.

18.	Related Party Transactions

Neither the Company nor any of the Company Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of the Company Subsidiaries or any of their respective Affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except as disclosed in the Company Public Documents filed (and available on SEDAR) or as set forth in the Disclosure Letter, on or before the date hereof, no director, officer, employee or agent of the Company or any of the Company Subsidiaries or any of their respective Affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with the Company or any of the Company Subsidiaries required to be disclosed pursuant to Applicable Securities Laws.

19.	Intellectual Property

(a) The Disclosure Letter contains a complete and accurate list of all trade marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by the Company in carrying on the Company’s business and all applications therefor (the “Intellectual Property”) and sets out true, accurate and complete particulars of all registrations or applications for registration of the Intellectual Property.

(b) The Intellectual Property comprises all trade marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property necessary to conduct the Company’s business in all material respects in the manner currently conducted by the Company. Except as set out in the Disclosure Letter, the Company is the beneficial owner of the Intellectual Property, free and clear of all encumbrances, and is not a party to or bound by any contract or other obligation that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property.

(c) Except as disclosed in the Disclosure Letter, the Company has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property owned or licensed by the Company (“Company Intellectual Property”), and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third-party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third person.

(d) To the knowledge of the Company, (i) no product of the Company infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any third party and (ii) none of the Company’s activities undertaken in connection with the Company’s business, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any third party. The Company has not received any complaints, claims or notices, or threats of any of the foregoing (including any notification that a license under any patent is or may be required), alleging any such infringement, violation or misappropriation.

(e) To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company) is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has provided to the Offeror copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned IP.

(f) The Disclosure Letter identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. The Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any intellectual property rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future intellectual property to any person.

(g) The Disclosure Letter identifies (i) each item of intellectual property licensed to the Company (“Company Licensed Intellectual Property”) and the license or agreement pursuant to which the Company uses such intellectual property (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned IP. No third-party inventions, methods, services, materials, processes or software are included in or required in connection with the Company’s business. None of the products of the Company includes “shareware,” “freeware” or other software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in the Disclosure Letter.

(h) The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the source code of any software included in the Company’s products (“Company Source Code”) to any person, except pursuant to the agreements listed in the Disclosure Letter, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company or any other person to any third party.

(i) The Disclosure Letter lists all material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model or any other license described by the Open Source Initiative as set forth on www.opensource.org (“Open Source Materials”) that the Company has utilized in its business and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as disclosed in the Disclosure Letter, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with any of its products; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Company’s products or services or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights.

(j) The Company has devised and maintained a system of controls and procedures designed to ensure that any use of Open Source Materials in the Company’s products has been approved by a senior officer of the Company and that such usage complies with all applicable intellectual property Laws.

(k) Each current and former employee of the Company and each current and former independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all intellectual property rights therein, and has waived all moral rights therein to the extent legally permissible.

(l) To the knowledge of the Company, the Company’s products are free from significant defects in design, workmanship and materials and conform in all material respects to the written documentation and specifications therefor. To the knowledge of the Company, the Company’s products do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Company’s products to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(m) The Company has not sought, applied for or received any support, funding, resources or assistance from any state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Company’s products or any facilities or equipment used in connection therewith other than scientific development and research tax credits granted by provincial and federal taxing authorities.

(n) To the knowledge of the Company, the Company has complied with applicable export or import controls under the laws and regulations of the United States and Canada relating to its products and has not exported, re exported, imported or re imported, or transferred products without first obtaining all required authorizations or licenses from appropriate Regulatory Authorities.

20.	Authorizations

(a) The Company and each Company Subsidiary possess all Authorizations necessary for the ownership, operation, development, maintenance or use of any of the assets of the Company or the Company Subsidiaries or otherwise in connection with the current status of the business or operations of the Company or the Company Subsidiaries.

(b) Each Authorization obtained by the Company or any Company Subsidiary is in full force and effect and to the knowledge of the Company, not subject to any suspension, dispute, action, investigation or proceeding nor, to the knowledge of the Company, is any such proceeding, action or investigation threatened. The Company and the Company Subsidiaries have been and are in compliance with each such Authorization, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, or would not reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

(c) No event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any Authorization obtained by the Company or any Company Subsidiary. Except as disclosed in the Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice, whether written or oral, of revocation, suspension or non-renewal of any such Authorization, or of any intention of any person to revoke, suspend or refuse to renew any such Authorization, and to the knowledge of the Company, all such Authorizations shall continue to be effective in order for the Company and the Company Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.

21.	Disclosure Controls and Procedures

(a) The Company has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company under Applicable Securities Laws is accumulated and communicated to the management of the Company, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the chief executive officer and the chief financial officer of the Company to material information required to be disclosed by the Company under Applicable Securities Laws.

(b) To the Company’s knowledge, there is currently no effect, event, occurrence or state of facts that would, or would reasonably be expected to prevent the chief executive officer and/or the chief financial officer from properly providing the certifications required under Multilateral Instrument 52-109 “Certification of Disclosure in Issuers’ Annual and Interim Filings” under Form 52-109F1 “Certification of Annual Filings” with respect to the Company’s annual filings for its fiscal year ended September 30, 2009, without taking into account any of the transactions contemplated by this Agreement.

(c) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract, where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.

22.	Internal Control Over Financial Reporting

(a) The Company maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and the Company Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or the Company Subsidiaries that could have a material effect on its financial statements.

(b) To the knowledge of the Company, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that are reasonably likely to adversely affect the ability of the Offeror to record, process, summarize and report financial information, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(c) Since September 30, 2008, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.

23.	Up-the-Ladder Reporting

No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of any Applicable Securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or their respective officers, directors, employees, agents or independent contractors to the Company’s chief executive officer, chief financial officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors.

24.	Stock Exchange Listings and Compliance

The Shares are listed on the TSX and on no other market or exchange. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

25.	Canadian Securities Laws

As at the date hereof, the Company is a reporting issuer not in default under the securities laws of all the provinces of Canada.

26.	Full Disclosure

All information provided to the Offeror and its advisors in relation to its and their due diligence requests was accurate in all material respects as at its respective date as stated therein or, if any such information is undated, the date it was delivered to the Offeror or its advisors in another manner, and no material facts have been omitted from such information which would make such information misleading, except to the extent, in each such case, subsequent information has been provided to the Offeror prior to the date of this Agreement, which has corrected any inaccuracy contained in the original information.